Exhibit 8(a)(5)

                        AMENDMENT TO CUSTODIAN CONTRACT

     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and Scudder Income Fund (the "Fund").

     WHEREAS, the Custodian and the Fund are parties to a custodian contract dated December 31, 1984 (as amended to date) (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund including the securities and other assets of each Series of the Fund Shares (the term "Fund" herein to include each such Series); and

     WHEREAS, the parties thereto desire to amend the Custodian Contract to provide for the maintenance of the Fund's foreign securities, and cash incidental to transactions in such securities, in the custody of certain foreign banking institutions and foreign securities depositories acting as sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940;

     NOW THEREFORE, in consideration of the premises and convenants contained herein, the Custodian and the Fund hereby amend the Custodian Contract and agree to the following terms and conditions:

     1.   Appointment of Foreign Sub-Custodians

          The Fund hereby authorizes and instructs the Custodian to employ as sub-custodians for the Fund's securities and other assets the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians"). Upon receipt of "Proper Instructions", as defined in
Article II, Section P of the Custodian Contract, together with a certified resolution of the Fund's Trustees, the Custodian and the Fund may agree to amend Schedule A hereto from time to time to designate additional MG-22a foreign banking institutions and foreign securities depositories to act as sub-custodians. Upon receipt of Proper Instructions, the Fund may instruct the Custodian to cease the employment of any one or more of such sub-custodians for maintaining custody of the Fund's assets.

     2.   Assets to be Held

          The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodians to: (a) "foreign securities", as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940, and (b) cash and cash equivalents in such amounts as the Custodian or the Fund may determine to be reasonably necessary to effect the Fund's foreign securities transactions.

     3.   Foreign Securities Depositories

          Except as may otherwise be agreed upon in writing by the Custodian and the Fund, assets of the Fund shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof.

     4.   Segregation of Securities

          The Custodian shall identify on its books as belonging to the Fund, the foreign securities of the Fund held by each foreign sub-custodian. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that such institution establish a custody account for the Custodian on behalf of the Fund and physically segregate in that account, securities and other assets of the Fund, and, in the event that such institution deposits the Fund's securities in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Fund, the securities so deposited.

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     5.   Agreements with Foreign Banking Institutions

          Each agreement with a foreign banking institution shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that:
(a) the Fund's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors, except a claim of payment for their safe custody or administration; (b) beneficial ownership of the Fund's assets will be freely transferable without the payment of money or value other than for custody or administration; (c) adequate records will be maintained identifying the assets as belonging to the Fund; (d) officers of, auditors employed by or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and (e) assets of the Fund held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

     6.   Access of Independent Accountants of the Fund

          Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with the Custodian.

     7.   Reports by Custodian

          The Custodian will supply to the Fund from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Fund held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Fund's securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of the Fund indicating, as to securities acquired for the Fund, the identity of the entity having physical possession of such securities.

     8.   Transactions in Foreign Custody Account

          (a) Upon receipt of Proper Instructions, which may be continuing instructions, when deemed appropriate by the parties, the Custodian shall make or cause its foreign sub-custodian to transfer, exchange or deliver foreign securities owned by the Fund, but except to the extent explicitly provided herein, only in any of the cases specified in Article II, Section B hereof.

          (b) Upon receipt of Proper Instruction, which may be continuing instructions, when deemed appropriate by the parties, the Custodian shall pay out or cause its foreign sub-custodians to pay out monies of the Fund, but except to the extent explicitly provided herein, only in any of the cases specified in Article II, Section H hereof.

          (c) Notwithstanding any provision of the Custodian Contract to the contrary, settlement and payment for securities received for the account of the Fund and delivery of securities maintained for the account of the Fund may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

          (d) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as

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set forth in Article II, Section C of the Custodian Contract and the Fund agrees to hold any such nominee harmless from any liability as a holder of record of such securities.

     9.   Liability of Foreign Sub-Custodians

          Each agreement pursuant to which the Custodian employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian and the Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

     10.  Liability of Custodian

          The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in the Custodian Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 12 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism.

     11.  Monitoring Responsibilities

          The Custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign sub-custodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the Fund in connection with the initial approval of this amendment to the Custodian Contract. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or is notified by a foreign banking institution employed as a foreign sub-custodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

     12.  Branches of U.S. Banks

          Except as otherwise set forth in this amendment to the Custodian Contract, the provisions hereof shall not apply where the custody of the Fund assets maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the Investment Company Act of 1940 which meets the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by paragraph 1 of the Custodian Contract.

     13.  Applicability of Custodian Contract

          Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract, as amended, shall continue to apply with full force and effect to foreign custody arrangements implemented pursuant to the terms of this amendment to the Custodian Contract.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 10th day of March, 1987.



                                       SCUDDER INCOME FUND



ATTEST:                                BY: /s/ David S. Lee
                                           ------------------------------------
                                           Vice President


/s/ [ILLEGIBLE]
---------------------------------
Assistant Secretary

                                       STATE STREET BANK AND TRUST COMPANY



ATTEST:                                BY: /s/ [ILLEGIBLE]
                                           ------------------------------------
                                           Vice  President

/s/ [ILLEGIBLE]
---------------------------------
Assistant Secretary

                               Scudder Income Fund

                                   Schedule A
BANK                                                          COUNTRY
----                                                          -------
Anz Banking Group Ltd.                                        Australia
Girozentrale Und Bank Der Osterreichischen                    Austria
Banque Bruxelles Lambert                                      Belgium
Canada Trust Company                                          Canada
Den Danske Bank                                               Denmark
Kansallis-Osake Pankki                                        Finland
Credit Commercial De France                                   France
Berliner Handels Und Frankfurter Bank                         Germany
Standard Chartered Bank                                       Hong Kong
Credito Italiano                                              Italy
Sumitomo Trust & Banking Company Limited                      Japan
Citibank Mexico                                               Mexico
Bank Mees & Hope, N.V. Algemene Bank Nederland                Netherlands
Westpac Banking Corp.                                         New Zealand
Christiania Bank Og Kreditkasse                               Norway
DBS Trustee Ltd.                                              Singapore
Barclays National Bank Ltd.                                   South Africa
Banco Hispano Americano                                       Spain
Skandinaviska Enskilda Banken                                 Sweden
Union Bank of Switzerland                                     Switzerland
State Street London Limited                                   United Kingdom
State Street Boston Corp.

DEPOSITORY                                                    COUNTRY
----------                                                    -------

C.I.K. (Caise Interprofessionelle
 de Virements de Titres)                                      Belgium
CDS (The Canadian Depository for
 Securities Ltd.)                                             Canada
SICOVAM                                                       France
KASSENVEREIN                                                  Germany
Instituto Nacionel de Valares                                 Mexico
NECIGEF (Netherlands Clearing Institute
 for Giro Securities Deliveries                               Netherlands
SEGA (Schweizerische Effekten Giro A.G.)                      Switzerland
EUROCLEAR                                                     Transnational
CEDEL                                                         Transnational